NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 02, 2020, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on February 18, 2020 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between the Nuveen Texas Quality Municipal Income Fund and Nuveen Quality Municipal Income Fund became effective before the opening on February 18, 2020. Each Common Share of Beneficial Interest of the Nuveen Texas Quality Municipal Income Fund was converted into a Common Share of Beneficial Interest of equal value as of the Valuation Time to the aggregate per share Net Asset Value of the Nuveen Quality Municipal Income Fund. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on February 18, 2020.